Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements:
1.	Registration Statement (Form S-8 No. 333-102605) pertaining to the Employee Stock Option Plan for Employees,
2.	Registration Statement (Form S-8 No.333-126889) pertaining to the 2004 Employee Stock Option Plan for Employees, and
3.	Registration Statement (Form S-8 No.333-142809) pertaining to the 2005 Employee Stock Option Plan for Employees of United Microelectronics Corporation and subsidiaries (the “Company”);
of our reports dated April 30, 2008, with respect to the audited consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 20-F) for the year ended December 31, 2007.
/s/ Ernst & Young
Ernst & Young
Taipei, Taiwan,
Republic of China
April 30, 2008